Exhibit 7

SECOND AMENDMENT TO BRIDGE LOAN AND SECURITY AGREEMENT

This Second Amendment to Bridge Loan and Security Agreement (this “Amendment”) dated as of the 8th day of April, 2005 is made and entered into by Christopher P. Baker (the “Investor”), and Consumer Direct of America, a Nevada corporation (the “Company”).

BACKGROUND

1. The Investor and the Company have entered into that certain Bridge Loan and Security Agreement, dated as of February 26, 2004 and amended as of May 26, 2004 (as amended, the “Agreement”), pursuant to which the Company has made a Promissory Note in favor of Investor, dated as of February 26, 2004 and amended as of May 26, 2004 (as amended, the “Note”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. The Investor and the Company have agreed to a certain amendment of the Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Investor and the Company, intending to be legally bound, hereby agree as follows:

1. Periodic Finance Charges; Extension of Maturity Date. Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Principal Amount under the Note shall bear interest and CDA shall pay to Investor a maturity payment (the “Maturity Payment”) as set forth in the Note. The Principal Amount, any accrued and unpaid interest on the Principal Amount and the Maturity Payment shall be payable on June 15, 2005 (the “Maturity Date”).

2. Warrant. In consideration of the extension of the Maturity Date, the Company hereby agrees to issue to the Investor a warrant to purchase 850,000 shares of Common Stock in the form attached hereto as Exhibit A (the “2005 Warrant”). The Company agrees to file a registration statement to cover the resale of the shares of Common Stock issued pursuant to exercise of the 2005 Warrant in accordance with the provisions of Section 8 of the 2005 Warrant.

3. Promissory Note. In further consideration of the extension of the Maturity Date, the Company hereby agrees to amend and restate the Note as provided in the form of amended and restated note attached hereto as Exhibit B (the “Amended and Restated Note”).

4. Principal Amount. As payment for certain accrued and unpaid interest under the Note and legal expenses of the Investor, the Company hereby agrees that the principal amount of the Amended and Restated Note shall be increased to five-hundred fifty thousand dollars ($550,000).

5. Common Stock. As further payment for certain accrued and unpaid interest under the Note and legal expenses of the Investor, the Company shall assign and transfer to the Investor the 300,000 shares of Common Stock issued in the name of the Company on March 30, 2004 (represented by certificate number CD00546) and referred to in the Agreement as the “Stock Collateral.” The Company agrees to file a registration statement to cover the resale of the shares of Common Stock transferred to Investor pursuant to this Section 5 as further described in Section 9 of this Amendment.

6. Payments. Section 5 of the Agreement is hereby deleted in its entirety and replaced with the following:

CDA shall make payments of the Principal Amount, the Maturity Payment and accrued interest thereon to the Investor as set forth in the Note.

7. Representations of the Company. The Company hereby makes the following additional representations and warranties to Investor:

7.1 Intercreditor Agreement. The Company represents and warrants that: (i) the Notes made by the Company in favor of the Investors (with the exception of the Investor), which Notes are listed on Exhibit C to the Agreement and Exhibit A to the Intercreditor Agreement, have been repaid in full; (ii) the Company does not have any outstanding obligations of any kind to such Investors (other than to the Investor); and (iii) the provisions of Section 6 of the Intercreditor Agreement setting limits on the Investor’s exercise of remedies with respect to the Collateral are no longer in effect and the only limitations on the Investor’s exercise of remedies with respect to the Collateral are those set forth in the Agreement and the Amended and Restated Note.

7.2 Financing Statements. The Company represents and warrants that the only financing statements or similar notices now on file in any public office covering any interest in any kind of property or asset, whether real, personal or mixed, or intangible or tangible which is part of the Collateral under the Agreement, or intended so to be, are those listed below:

Secured Party	State of Filing; File No.	Date of Filing
Christopher P. Baker	Nevada, No. 2004008939-7	3/24/2004
BT Venture Fund I, L.P.	Nevada, No. 2004010608-0	3/31/2004
BT Venture Fund I, L.P.	Nevada, No. 2004010609-2	3/31/2004
Christopher P. Baker	Nevada, No. 2004019898-2	6/24/2004
Club Vista Holdings, Inc.	Nevada, No. 2004036744-8	12/6/2004
BT Consulting Services, LLC	Nevada, No. 2004036745-0	12/6/2004
Michael A. Barron and Wayne Bailey	Nevada, No. 2005000688-8	1/7/2005

7.3 Priority of Liens. The Company represents and warrants that the Investor’s security interest in the Collateral is a perfected, first priority security interest and that there does not exist any mortgage, pledge, security interest, encumbrance, lien or charge or any kind superior to the Investor’s security interest in the Collateral or in any income or proceeds therefrom.

7.4 Capitalization. The Company represents and warrants that the capitalization of the Company on a fully diluted basis as of the date hereof is as set forth on Exhibit C hereto. The Company represents and warrants that attached hereto as Exhibit D is a true and accurate list of all of the outstanding shares of stock of the Company as of the date hereof, certified by the Company’s transfer agent.

8. Covenants of the Company. The Company hereby makes the following additional covenants:

8.1 Repayment of Indebtedness. The Company agrees and covenants that for so long as the Amended and Restated Note remains outstanding, the Company will not repay any indebtedness of any kind prior to the repayment in full of all indebtedness under the Amended and Restated Note, without the prior written consent of the Investor.

8.2 Indebtedness. The Company agrees and covenants that for so long as the Amended and Restated Note remains outstanding the Company will not, without the prior written consent of the Investor: (i) issue any promissory notes or incur any indebtedness pari passu or senior in any respect to the Amended and Restated Note; and (ii) execute, and there will not be on file in any public office any financing statement or similar notice covering any interest in any kind of property or asset, whether real, personal or mixed, or intangible or tangible which is part of the Collateral under the Agreement, or intended so to be other than the financing statements filed or to be filed in respect of and for the security interests of the Investor and the financing statements listed herein in Section 7.2 of this Amendment.

8.3 Notification of Events. The Company agrees and covenants that for so long as the Amended and Restated Note remains outstanding, the Company will promptly, and in any case within five (5) days, notify the Investor of the occurrence of any event which, individually or together with other events, might have a material effect on the assets, liabilities, operations (including relationships with vendors, suppliers, customers and employees), business, results of operations, gross margins, profitability, financial condition or prospects of the Company.

8.4 Financing of the Company. The Company agrees and covenants that if the Company completes any debt or equity financing while the Amended and Restated Note remains outstanding, the Company shall use the proceeds of such debt or equity financing to repay all amounts due to the Investor under the Amended and Restated Note prior to using such proceeds for any other purpose. The Company further agrees and covenants that if the Company completes any equity financing on or prior to April 8, 2007, whether or not the Amended and Restated Note is outstanding at such time, the Company shall issue to the Investor warrants to purchase such number of shares of Common Stock of the Company, at the actual or assumed per share price in such financing, as would prevent the dilution of the Investor’s equity ownership of the Company (the “Additional Warrants”). The Company agrees to file a registration statement, at its own expense, within fifteen (15) days of the exercise of any portion of the Additional Warrants to cover the resale of the shares of Common Stock issuable upon exercise of the Additional Warrants in accordance with the provisions of the Securities Act of 1933, as amended. The Company shall use its best efforts to cause the registration statement to become effective within forty-five (45) days from the date of exercise.

9. Registration of Common Stock. The Company agrees to file a registration statement, at its own expense, on or prior to May 23, 2005, to cover the resale of all shares of Common Stock of the Company held by the Investor on such date (including but not limited to all shares of Common Stock listed on Exhibit E hereto) in accordance with the provisions of the Securities Act of 1933, as amended. The Company shall use its best efforts to cause the registration statement to become effective within seventy-five (75) days from the date hereof. The Company further agrees to file a registration statement, at its own expense, to cover the resale of all shares of Common Stock of the Company issued pursuant to exercise of the 2005 Warrant in accordance with Section 8 of the 2005 Warrant.

10. Arbitration. Section 21 of the Agreement is hereby amended with the addition of the following language to the end of Section 21:

The parties hereby agree that the arbitration proceeding be held in Boston, Massachusetts.

11. Continued Effectiveness of Agreement. Except as specifically amended herein and by the Amended and Restated Note, all other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

12. Incorporation of Amendment. On and after the date hereof, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall be a reference to the Agreement as amended as of May 26, 2004 and hereby and each reference in the Agreement to “the Note” or words of like import shall be a reference to the Amended and Restated Note.

13. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Nevada without regard to the conflict of law principles thereof.

14. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, admissible into evidence, and all of which together shall be deemed to be a single instrument.

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IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first written above.

Consumer Direct of America

by:	/s/ Michael A. Barron
Authorized Representative

/s/ Christopher P. Baker
Christopher P. Baker